    THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into effective as of July 5, 2011, by and between ACRO, Inc., a Nevada company with offices at Timrat, Israel(hereinafter “ACRO”) and Top Alpha Capital, an Israeli corporation with offices at P.O.Box 325, Beit Yitzhak, Israel (hereinafter "Purchaser").

    RECITALS

    WHEREAS, ACRO is a corporation duly registered in the state of Nevada and trading on the OTCBB under the symbol “ACRI”; and

    WHEREAS, ACRO wishes to sell and the Purchaser wishes to purchase from ACRO shares of ARCO capital stock, equal to 49.9% of the outstanding shares of ACRO at the Closing Date (as defined below) .

    NOW, THEREFORE, it is agreed that in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

SECTION 1. TERMS OF SHARE PURCHASE AND ACQUISITION

    1.1. ACRO agrees to sell 96,613,788 shares of ACRO capital stock (the “Shares”) in consideration for $160,000 (the “Purchase Price”) (the “Share Purchase”). These Shares shall represent 49.9% of the outstanding common shares of ACRO after all shares are issued pursuant to this agreement at the Closing Date (as hereinafter defined).

    1.2 ACRO and Purchaser agree that $60,000 of this Purchase Price shall be paid, directly to the creditors that are not related parties based on a list provided by ACRO accompanied with waivers from them for all of their debts, as a convertible loan to ACRO (the “Purchaser Loan”) which loan shall be converted into shares of ACRO common stock at the Closing, equal to 36,230,171 of the outstanding common shares of ACRO, such Purchaser Loan shall be used for the payment of outstanding debts of ACRO.

    1.3 ACRO agrees that simultaneous with the closing of this transaction, the notes held by BioTech Knowledge LLC representing $185,774 (the “Insider Notes”), shall be converted to equity at a rate of 0.008 per share for a total of 23,221,750 shares, and that ACRO shall procure the necessary loan conversion documents prior to the Closing Date (as hereinafter defined).

    1.4 ACRO acknowledges and asserts that upon conversion of the Insider Notes, the cancellation of the outstanding warrants, the cancelation of all outstanding options to purchase shares of common stock and the payment of its outstanding debts, ACRO has no other outstanding notes, loans, options, warrants, debt or other convertible securities except for the Purchaser Loan.

    1.5 At the Closing Date, Mr. Gadi Aner and M.G-Net Ltd shall hold together 5,234,829 shares of ACRO common stock and Mr. Zeev Bronfeld shall hold 5,960,794 shares of ACRO common stock, and neither of them shall hold any options, warrants, preferred shares, convertible securities, notes or rights to purchase additional shares of ACRO stock.

    1.6 At the Closing of this transaction ACRO common stock shall be reverse split 1,000 (one thousand) to 1 (one), so that for every thousand (1,000) shares outstanding prior to the Closing Date, there shall be one (1) share outstanding after the reverse stock split. Purchaser shall draft and file with the applicable authorities, including without limitations, the OTCBB and the Nevada Secretary of State, any and all documents required to effectuate such stock split.

    1.7 Upon execution of this Agreement, Purchaser shall perform a due diligence review. ACRO shall supply Purchaser with the documentation and information required and requested by Purchaser for such review. Both Purchaser and ACRO agree that the Share Purchase is contingent upon Purchaser’s satisfaction with such due diligence review. Upon receipt of written notice from Purchaser, that its due diligence review was unsatisfactory and it is terminating this Agreement, ACRO shall immediately notify Escrow Agent (as hereinafter defined) to return the escrowed Purchase Price to Purchaser.

    1.8 Both ACRO and Purchaser acknowledge that this transaction in contingent upon successful completion of all items in this Section 1 except 1.6 (reverse split) . In the event any one or more of them is not successful and has not taken place by July 31, 2011 (the “Final Date”) due to the fault of the purchaser, this Agreement shall be considered null and void, and the entire Purchase Price, except for the Purchaser Loan, which shall be held in escrow pending the successful completion of all of these items, shall be immediately returned to the Purchaser within twenty four hours and the Escrowed Documents shall be immediately returned to ACRO and the Purchaser Loan shall be converted into shares of common stock of ACRO as set forth in Section 1.2.in the case that not all items in this Section 1 except 1.6 (reverse split) is not successful and has not taken place by July 31, 2011 due to the fault of ACRO, the final date would be renegotiated or the purchaser loan will be paid back to the purchaser immediately, and will be senior to any other debt.

SECTION 2. ESCROW.

    2.1 Upon execution of this Agreement, the Purchasers shall wire the purchase price to an escrow agent (“Escrow Agent”), and ACRO shall deliver the following to Escrow Agent (collectively the "Escrowed Documents"): (a) stock certificates representing 49.9% shares of common stock in the name of Top Alpha Capital (b) notices of conversion for the Insider Notes; (c) resignations of all current ACRO officers and directors, except Ehud Keinan; (d) appointments and elections of Purchaser’s designees as officers and directors of ACRO; (e) board resolutions approving all of the transactions contemplated in this Agreement; (f) all exhibits required by this Agreement; (g) all certifications required by this Agreement;

SECTION 3. CONDUCT PENDING THE CLOSING

    3.1 ACRO covenants and agrees that prior to the Closing, unless Purchaser shall otherwise agree in writing and except as contemplated by this Agreement:

       (a) ACRO shall not (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as set forth in Section 1 hereof, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property, except as designated herein;

       (b) ACRO shall not (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing other than in the ordinary course of business, except as stated in this Agreement.

     (c) ACRO shall not assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

       (d) ACRO shall not make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

      (e) ACRO shall not reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this Agreement; and

    3.2 ACRO shall afford Purchaser and its accountants, counsel and other representatives full access, during normal business hours following coordination with ACRO, throughout the period prior to the Closing Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of ACRO and, during such period, ACRO shall furnish promptly to Purchaser (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of ACRO that may reasonably be requested . In the event of the termination of this Agreement, Purchaser will, and will cause its representatives to, deliver to ACRO all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from ACRO as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Purchaser will deliver to ACRO all documents so obtained by it.

    3.3 Notice of Actions and Proceedings. ACRO shall promptly notify Purchaser of any claims, actions, proceedings or investigations commenced or, to its knowledge, threatened, involving or affecting ACRO or any of its property or assets, or, to its knowledge, against any consultant, director, officer or shareholder, in his, her or its capacity as such, of ACRO which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 3.2 hereof or which relates to the consummation of the Share Purchase or the transactions contemplated hereby.

    3.4 Notification of Other Certain Matters. ACRO shall give prompt notice to the Purchaser of:

       (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by ACRO subsequent to the date of this Agreement and prior to the Closing Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of ACRO to which ACRO is a party or is subject;

       (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

       (c) any material adverse change in the financial condition, properties, businesses or results or operations of ACRO , or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

SECTION 3.7

    Written Consent of the Stockholders of ACRO. ACRO shall, by written consent by the majority recommend the stockholders to approve the election of Asaf Porat as a director of ACRO, effective as of the Closing Date;

SECTION 4. THE CLOSING.

    4.1. The closing of this transaction will take place upon release of the escrowed Purchase Price to ACRO and release of the Escrowed Documents to Purchasers and once the terms of this Agreement have been fulfilled. The date of the closing shall be referred to as the Closing Date. In the event the Closing Date has not occurred by July 31, 2011, either party may terminate this agreement, and the escrowed funds shall be returned immediately to Purchaser and the Escrowed Documents shall be returned to ACRO.

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

    5.1. Representations, Warranties and Covenants of ACRO. ACRO, hereby represent and warrant to Purchaser that the statements contained in this Section are correct and complete as of the Closing Date, all of which shall survive the Closing:

       i) Organization and Authorization of ACRO. ACRO is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is qualified to transact business in all jurisdictions where such qualification is necessary. ACRO has all requisite power and authority to own its properties and to execute and deliver, and to perform its obligations under, this Agreement

       ii) Capitalization. As of the date hereof and on the Closing Date, there 68,824,268shares of common stock of ACRO issued and outstanding. No preferred stock has been issued as of the Closing Date. Upon conversion of the Insider Notes to ACRO common stock, there shall be 97,001,018 shares outstanding. Except as set forth on Schedule 5.1 (ii), as of the Closing Date, there are no outstanding debts. In case the Purchaser will need to pay additional payments for covering outstanding debts for the period pre the closing date and which are not listed on Schedule 5.1(ii), the Purchaser will be allowed to purchase additional new shares at a price per share based on a company valuation of $160,000 and Mr. Aner and Mr. Bronfeld will not be allowed to object to such purchase.

       As of the Closing Date and following the conversion of the Insider Notes, the cancellation of the outstanding warrants and the cancelation of all outstanding options, there are no, options, warrants or other convertible securities which may be converted into stock of ACRO.

       iii) ACRO Shares. ACRO has 700,000,000 authorized common shares, $0.001 par value, with a total of issued and outstanding, clear of any restrictions on transfer, and clear of any liens, security interests, claims and other encumbrances. There are no outstanding rights, rights of first refusal or similar rights for, or understandings relating to, the purchase of any shares of ACRO capital stock. To ACRO's knowledge ACRO Shareholders are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of ACRO. All of the issued and outstanding shares of the capital stock of ACRO have been duly authorized and are validly issued, fully paid and non-assessable. ACRO has not granted or agreed to grant any individual or entity any registration rights. Except as set forth on Schedule 5.1 (ii), ACRO has not granted previously redemption or repurchase rights in connection with the issuance of its shares.

       IV) ACRO’s Trading and Reporting Status. The shares of capital stock of ACRO are traded on the Over the Counter Bulletin Board ("OTC/BB") under the ticker symbol of ACRI.OB. ACRO has been current with all requisite filings with the U.S. Securities and Exchange Commission (the "SEC").

       V) Legal Proceedings. There are no actions, suits, claims, investigations or proceedings pending or threatened against ACRO, its officers, directors or control persons, or before any court, governmental department, commission, board, business or agency. As of the date hereof, neither ACRO nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of ACRO.

       VI) Undisclosed Liabilities. ACRO does not have any liabilities except as set forth on its most recent audited financial statements, a copy of which has been delivered to the Purchaser and as set forth on Exhibit 5.1(VI).

       VII) Tax Matters. ACRO (a) has paid to the proper authorities when due all taxes and other levies, assessments, fees, claims or other charges imposed by any governmental authority to ACRO or its affiliated entities; (b) has filed when due all tax returns that are required to be filed; and (c) is not the beneficiary of any extension of time within which to file any tax return. There is no dispute or claim concerning any tax liability of ACRO. ACRO Inc. has to file 2010 tax report and Acrosec Ltd has to file 2009 and 2010 tax reports, according to ACRO's knowledge these tax reports will not require income tax payment. In case the Purchaser will need to pay additional tax payments for 2009 and 2010, in a sum that will be higher than the upfront payment Acrosec already paid, the Purchaser will be allowed to account the payment as a convertible loan at a price per share based on a company valuation of $160,000 and Mr. Aner and Mr. Bronfeld will not object to such action.

       VIII) Real Property. ACRO does not own any real property.

       IX) Corporate Authority. ACRO has the requisite corporate authority to enter into this Agreement and to take any and all actions required to fulfill the terms of this Agreement. Nothing in this Agreement violates any existing agreements or obligations of ACRO.

       X) Disclosure. The representations and warranties contained in this Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

       XI) Financial Statements and Reports. ACRO has provided Purchaser with true and complete financial information and financial position of ACRO, which were prepared by ACRO as of the dates and for the periods indicated.

       XII) Absence of Certain Changes or Events. ACRO warrants and represents that following the date of execution of this Agreement and until the Closing Date (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of and its subsidiaries taken as whole; and (b)ACRO has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

       XIII) Absence of Breach. The execution, delivery and performance by ACRO of this Agreement, and the performance by ACRO of its obligations hereunder, will not

       (a) subject to the appropriate approval by ACRO shareholders and to obtaining the requisite governmental and other consents, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws;

       (b) subject to obtaining the governmental and other consents referred to in Section 5 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on ACRO;

      (c) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement relating to money borrowed or (iv) conflict in any respect with or result in a breach of or default under any other indenture, mortgage, lien, lease, agreement, contract or instrument to which ACRO is a party or by which it or any of its properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on ACRO.

       XIV) Governmental and Other Consents Subject to the requisite shareholder approval, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of ACRO is required in connection with the execution or delivery by ACRO of this Agreement or the consummation by ACRO of the transactions contemplated hereby other than (i) filings in the State of Nevada in accordance with state law thereof, (ii) filings under state securities "Blue Sky" or anti-takeover laws; (iii) filings under the rules and regulations of the SEC and OTCBB.

       XV) Benefits Plans. Except as set forth in Schedule 5.1(XV), ACRO does not have any employment agreement with any executive officer of ACRO or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee, former employee or consultant.

       XVI) ERISA. ACRO has no employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

       XVII) Transactions with Management. Except as set forth in Schedule 5.1(XVII) ACRO is not now a party to any material contract, lease, loan or commitment with or to any officer or director, or person owning more than 5% of the outstanding Common Stock of ACRO or any subsidiary of ACRO or any affiliate or associate of such officer, director or person.

    5.2. Representations, Warranties and Covenants of Purchaser. The Purchaser hereby represents and warrants to and covenants to ACRO (which representations, warranties and covenants shall survive the Closing) that:

       I) Authorization. All corporate action on the part of such Purchaser, its shareholders and directors necessary for the authorization, execution, delivery, and performance of Purchaser’s obligations under this Agreement, and the other agreements and instruments contemplated hereby or which are ancillary hereto, have been (or will be) taken prior to the Closing. This Agreement and the other agreements contemplated hereby or which are ancillary hereto, when executed and delivered by or on behalf of the Purchaser, shall be duly and validly authorized, executed and delivered by the Purchaser and shall constitute the valid and legally binding obligations of the Purchaser, legally enforceable against the Purchaser in accordance with their respective terms. No consent is required that has not been, or will not have been, obtained by the Purchaser prior to the Closing in connection with the valid execution, delivery and performance of this Agreement;

       II) Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance in part upon such Purchaser’s representation to ACRO, which by such Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Shares to be received by the Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares;

       III) Disclosure of Information. Purchaser is a sophisticated investor with the experience in making venture capital investments, including in high-tech companies. It was not organized for the specific purpose of entering into this Agreement is entered hereinto for its own account and not with a view to the distribution of securities. It is able financially to bear the risks involved in such transaction, The Purchaser understands that none of the Shares have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, except in accordance with Regulation S, pursuant to an effective registration statement under the 1933 Act, or based on an opinion of counsel satisfactory, in form and substance, to ACRO that such registration is not required pursuant to an exemption from the registration requirements of the 1933 Act; (ii) the Purchaser acknowledges that ACRO has not undertaken, and will have no obligation, to register any of the Shares under the 1933 Act;

       IV) The Purchaser is a resident of the State of Israel and is not a "U.S. person” as that term is defined under Regulation S and the offer of Shares was not made to the Purchaser in the U.S.

       V) The Purchaser acknowledges and understands that the offer and sale of the Shares pursuant to this Agreement, is being made by ACRO in reliance upon the exemptions from registration and prospectus filing provided for under the applicable securities laws of the Purchaser’s jurisdiction of residence and the regulations, rules and policies promulgated thereunder;

       VI) Accredited Investor. The Purchaser is an Accredited Investor, as the term is defined Rule 501(a) of Regulation D promulgated under the 1933 Act;

       VII) Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchaser in connection with any of the transactions contemplated under this Agreement. Purchaser agrees to indemnify and hold the ACRO harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

SECTION 6. POST CLOSING OBLIGATIONS

    6.1 After the Closing Date and until six months following the Closing Date, Purchaser shall have the option of purchasing the 11,195,623 remaining shares held by Mr. Gadi Aner on the Closing Date and the remaining shares held by Mr. Zeev Bronfeld on the Closing Date at a price per share of $0.0038 based on a company valuation of $750,000.After the Closing Date and untill twelve months following the Closing Date, Purchaser shall have the option of purchasing up to 15,515,052 of the shares held by Mr. Keinan and BioTech Knowledge LLC, at a price per share of $0.0018 .

    6.2 Except for the cases mentioned in Section 5ii and Section 5VII(c), As long as Mr. Aner and Mr. Bronfeld hold any of the ACRO shares they hold as of the Closing Date, they shall have the right to veto any transaction with the Purchasers, e.g, the issuance of shares or compensation to Purchasers, or (a) a merger between ACRO and another entity; (b) an asset acquisition by ACRO; (c) ACRO’s purchase of shares of another entity, (d) acquisition by a third party of a controlling interest in ACRO. However, such veto right shall not apply to ACRO’s right to issue Purchaser shares in the event ACRO has any outstanding debts on the Closing Date. In such case, ACRO shall issue Purchaser shares based on a company valuation of $160,000 proportionate to the outstanding debt.

    6.3 Following the Closing Date, Purchaser shall be responsible for any and all costs incurred by ACRO related to its status as a public, reporting company pursuant to the Securities Exchange Act of 1934, as amended.

    6.4 Purchaser shall supply office services, management, consulting and investment banking services to ACRO for six months following the Closing Date at no cost to ACRO.

    6.5 Effective as of the Closing Date, all existing officers and directors, except for Ehud Keinan shall resign, and the officers and directors chosen by Purchaser shall be appointed. Purchaser agrees to vote for Mr. Keinan as a director of ACRO until Mr. Keinan’s share holdings shall comprise less than ten percent (10%) of ACRO’s outstanding common stock, or the Purchaser has executed his option to purchase BTK shares

    6.6 Any and all insurance or liability policies related to the current or past officers and directors of ACRO shall not be the responsibility of the Purchaser.

    6.7 This agreement and the consummation of the Share Purchase are wholly contingent upon Purchaser’s due diligence.

SECTION 7. OTHER CONDITIONS

    7.1 Conditions to the Obligation of Purchaser to Effect the Share Acquisition. The obligation of Purchaser to affect the Share Acquisition shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, any one or more of which may be waived by Purchaser:

       (a) ACRO shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date;

       (b) ACRO shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, including the issuance by ACRO and the delivery to the Escrow Agent of a stock certificate representing an aggregate of 96,613,788 shares of its common stock in the name of Top Alpha Capital;

       (c) The representations and warranties of ACRO set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

       (d) ACRO shall have delivered to Purchaser copies of resolutions duly adopted by the Board of Directors of ACRO approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary of ACRO;

       (e) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Share Acquisition or which challenges any of the terms or provisions of this Agreement; and

       (g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Acquisition or materially and adversely affects the business, financial condition, or operations of ACRO shall be in effect.

       (h) Intentionally left blank.

    7.2 Conditions of ACRO's Obligations at Closing. The obligations of ACRO to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

       a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 5.2 shall be true and correct in all respects as of such Closing.

       b) Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before such Closing.

       c) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Share Acquisition or which challenges any of the terms or provisions of this Agreement; and

       d) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Acquisition or materially and adversely affects the business, financial condition, or operations of the Purchaser shall be in effect.

    7.3 Legending of the Shares. The Purchaser hereby acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing the Shares, will bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR BASED ON AN OPINION OF COUNSEL SATISFACTORY, IN FORM AND SUBSTANCE, TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE, AND FOREIGN SECURITIES LAWS, INCLUDING BUT NOT LIMITED TO REGULATION S AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

SECTION 8. MISCELLANEOUS

       a) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

       b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other; provided, however, that such consent shall not be unreasonably withheld.

       c) Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       d) Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenants hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       e) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

       f) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

       g) Termination. This Agreement may be terminated at any time by mutual consent of ACRO and Purchaser. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 1.6 hereof. In the event of termination, the entire escrowed Purchase Price shall be immediately returned to Purchaser and the Escrowed Documents shall be immediately returned to ACRO.

       h) Funds. Each party shall incur all its own costs and expenses in connection with this Agreement and the transactions contemplated hereby unless stated otherwise in this Agreement.

       i) Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Closing Date shall survive the 12 months following the Closing Date.

  j) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:

(a)	If to ACRO, to:
    18 Halivne Street,
    Timrat, 23840
    Israel

(b)	If to Purchaser, to:
    P.O.Box 325,
    Beit Yitzhak, Israel

The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.

       IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.

Purchasers

Top Alpha Capital

By: /s/ Asaf Porat
Asaf Porat, investment banker

ACRO

By: /s/ Gadi Aner
Mr. Gadi Aner, CEO